UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 16, 2006 CALIFORNIA FIRST NATIONAL BANCORP (Exact Name of Registrant as Specified in its Charter)
CALIFORNIA (State or other Jurisdiction of Incorporation)	000-15641 (Commission File Number)	33-0964185 (IRS Employer Identification No.)
18201 VON KARMAN AVENUE, SUITE 800, IRVINE, CA 92612 (Address of Principal Executive Offices, Including Zip Code) Registrant's telephone number, including area code: (949) 255-0500
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

       On May 16, 2006, management and the Audit Committee of the Board of Directors of California First National Bancorp (the "Company") made the determination that the Company would amend and restate the financial statements for the fiscal years ended June 30, 2005, 2004 and 2003 contained in the Company's Form 10-K for the fiscal year ended June 30, 2005 and the interim financial statements contained in its Form 10-Qs for the quarters ended September 30, 2005 and 2004, December 31, 2005 and 2004, and March 31, 2005 to properly classify and present certain information described below in conformity with Statement of Financial Accounting Standards No. 95 "Statement of Cash Flows" ("SFAS No. 95").

       During a review of the Company's financial statements, management became aware of a matter concerning the classification and presentation of cash flows related to transactions in process and residual realization, and whether such cash flows were appropriately classified as either operating or investing cash activities in the Consolidated Statements of Cash Flows. Specifically, cash flows related to certain transactions in process were classified as operating cash flows rather than as investing cash flows. In addition, proceeds from sales of lease property and sales-type leases were reported as operating cash flows instead of as investing cash flows. Finally, certain cash flows related to investment in leases and payments received on leases were shown on a net basis in the Consolidated Statement of Cash Flows instead of being presented separately and on a gross basis.

       Solely as a result of a review of these items in the Consolidated Statement of Cash Flows, the Company concluded that the financial reports identified above should no longer be relied upon and should be restated. The change in presentation to conform to SFAS No. 95 has no effect on previously reported total cash and cash equivalents, total cash flows, the consolidated statement of earnings, balance sheets, or stockholder's equity for any period. The decision to restate the previously issued financial statements and the matters disclosed in this filing have been discussed with the Company's independent registered public accounting firm.

       In the Company's periodic reports on Form 10K and Form 10Q noted above, management originally reported that the Company's disclosure controls and procedures were effective as of such dates. In the light of the restatement discussed above, the Company is reassessing the effectiveness of its disclosure controls and procedures relating to the process for the preparation and review of the consolidated statements of cash flows and whether this restatement reflects a material weakness in its disclosure controls and procedures. The Company is still compiling the effect of this classification change on its Consolidated Statements of Cash Flows and will include a reconciliation of the previously reported amounts in its amended filings. The Company plans to file these amendments as soon as practicable.

       In addition to the foregoing, management and the Audit Committee are reviewing the Company's accounting for lease extensions booked as sales-type leases. The Company is still in the preliminary stages of its review and has not yet determined that any change to the Company's methodology or reported results is required, or the amount of any adjustments, if any. Any changes would relate to the timing of income recognized within the term of the lease extensions that generally are for twelve-month terms. The Company intends to complete the analysis of the accounting for sales-type leases as soon as possible, and if the determination is made that any adjustments are appropriate, any such adjustments related to sales-type leases will be reflected in the amendments to the periodic reports noted above or the Company's quarterly report on Form 10-Q for the three months ended March 31, 2006.

Item 2.02. Results of Operations and Financial Condition

       On May 16, 2006, California First National Bancorp ("CFNB"), announced its preliminary results for the fiscal quarter and nine months ended March 31, 2006 and certain other information. A copy of CFNB's press release announcing these financial results and certain other information is attached as Exhibit 99.1.

       In accordance with General Instruction B.2 of Form 8-K, the information in this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

        (c)    Exhibits.

          99.1    Press Release dated May 16, 2006.

Pursuant to the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
CALIFORNIA FIRST NATIONAL BANCORP
S. Leslie Jewett /s/ S. Leslie Jewett Chief Financial Officer
Date: May 16, 2006